Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-11 of ETRE Residential, LLC of our report dated May 29, 2015 related to the statement of revenue and certain operating expenses of Penn Treaty Village Pennthouses (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose and basis of presentation of the Statement) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
New York, New York
September 22, 2015